--------                                      U.S. SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                WASHINGTON, D.C. 20549
--------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person
                                                                                                 to Issuer (Check if applicable)
                                                                                                X   Director    X   10% Owner
 Wohlstadter       Samuel           J         IGEN International, Inc. (IGEN)                  ----            ----
---------------------------------------------------------------------------------------------   X   Officer         Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----            ----
                                                Number of Reporting        Month/Year        (give title below)    (specify below)
                                                Person (Voluntary)
                                                                                                     Chief Executive Officer
                                                                                                     -----------------------
        c/o IGEN International, Inc.
         16020 Industrial Drive                                           July 2001
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
Gaithersburg       MD               20877                                                     ---Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                     (Month/     (Instr. 8)                                   Owned at         Direct      Bene-
                                      Day/                                                    End of           (D) or      ficial
                                      Year)    -------------------------------------------    Month            Indirect    Owner-
                                                                          (A) or              (Instr. 3        (I)         ship
                                                Code    V       Amount    (D)     Price       and 4)           (Instr. 4) (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         7/6/01       M             100,000    A      $5.00                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         7/6/01       M              62,500    A      $8.75                           D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                         7/6/01       M             420,000    A      $4.57        4,411,437(1)       D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                         (Print or Type Responses)


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
Employee Stock Option                  $5.00        6/29/01    M                         100,000      5/1/01     5/1/06
------------------------------------------------------------------------------------------------------------------------
Employee Stock Option                  $8.75        6/29/01    M                          62,500      4/25/99   4/25/04
------------------------------------------------------------------------------------------------------------------------
Employee Stock Option                  $4.57        6/29/01    M                         420,000      2/11/97   2/11/02
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
Common Stock          100,000                        0              D
------------------------------------------------------------------------------------------
Common Stock           62,500                        0              D
------------------------------------------------------------------------------------------
Common Stock          420,000                        0              D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  Includes 35,000 shares of Common Stock that were issued under an early exercise feature in an option granted to
     Mr. Wohlstadter subject to a limited repurchase right in favor of the Company at the option exercise price in the event that the holder's employment with IGEN terminates prior to vesting.

                                                                                     /s/ Samuel J. Wohlstadter           8/8/01
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                         2